Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 of Thomas Group, Inc. of our report dated February 2, 2006 relating to our audits of the consolidated financial statements, which is part of this Registration Statement and appearing in the Annual Report on Form 10-K of Thomas Group, Inc. for the year ending December 31, 2005.  We also consent to the use in this Registration Statement on Form S-8 of Thomas Group, Inc. of our report dated May 4, 2006, relating to our audits of the financial statements, which is part of this Registration Statement and appearing in the Annual Report on Form 11-K of Thomas Group, Inc. 401(k) Savings Plan for the year ending December 31, 2005.

//s// Hein & Associates LLP

Dallas, Texas
September 21, 2006